WEITZ FUNDS

PARTNERS III OPPORTUNITY FUND
SHORT-INTERMEDIATE INCOME FUND
(the “Funds”)

each a separate investment series of
WEITZ FUNDS
(the “Trust”)

SERVICE AND DISTRIBUTION PLAN
FOR INVESTOR CLASS SHARES

Introduction:  It has been determined that the Funds, which are each separate investment series of The Weitz Funds, a Delaware statutory trust, (the “Trust”) will pay for certain costs and expenses incurred in connection with the distribution and servicing of shareholders of the Investor Class shares of the Funds, and the Trust hereby adopts this Service and Distribution Plan (the “Plan”) as set forth herein pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) with respect to the Investor Class shares.

The Board of Trustees of the Trust, in considering whether the Funds should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Funds for such purposes.

In voting to approve the implementation of the Plan, the Trustees have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Funds and the shareholders of each of their classes of shares.

The Plan:  The material aspects of the financing by the Funds of their service and distribution expenses of the Investor Class shares are as follows:

1. The Funds will compensate the Weitz Securities, Inc. (the “Distributor”) for services provided and expenses incurred in connection with the distribution and marketing of Investor Class shares of each Fund and servicing of shareholders of each such class.  Distribution and servicing costs and expenses may include: (1) printing and advertising expenses; (2) payments to employees or agents of the Distributor who engage in or support distribution of each Fund’s Investor Class shares, including salary, commissions, travel and related expenses; (3) the costs of preparing, printing and distributing prospectuses and reports to prospective Investor Class investors; (4) expenses of organizing and conducting sales seminars with respect to Investor Class shares; (5) expenses related to selling and servicing efforts, including processing new Investor Class account applications, transmitting customer transaction information to the Funds’ shareholder servicing agent and answering questions of shareholders; (6) payments of fees to one or more broker-dealers (which may include the Distributor itself), financial institutions or other industry professionals, such as investment advisers, accountants and estate planning firms (severally, a “Service Organization”), based on the average daily value of each Fund’s Investor Class shares or based on “per account fees,” and in each case for the Fund’s Investor Class shares owned by shareholders for whom the Service Organization is the dealer of record or holder of record, or owned by shareholders with whom the Service Organization has a servicing relationship; (7) costs and expenses incurred in implementing and operating the Plan; and (8) such other similar services as the Board of Trustees determines to be reasonably calculated to result in the sale of Investor Class shares.

Subject to the limitations of applicable law and regulation, including rules of the Financial Industry Regulatory Authority (“FINRA”), the Distributor will be compensated monthly for such costs, expenses or payments at an annual rate of up to but not more than 0.25% of the average daily net assets of the Investor Class of shares of the Funds, provided, that up to 0.25% of such amount may be used as a “service fee” as defined in applicable rules of FINRA.

2. The Distributor may periodically pay to one or more Service Organizations (which may include the Distributor itself) a fee in respect of a Fund’s shares owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships.  Such fees will be computed daily and paid quarterly by the Distributor at an annual rate not exceeding 0.25% of the average net asset value of shares of the Investor Class of the Fund owned by shareholders for whom the Service Organizations are the dealers of record or holders of record, or owned by shareholders with whom the Service Organizations have servicing relationships.  Subject to the limits herein and the requirements of applicable law and regulations, including rules of FINRA, the Distributor may designate as “service fees,” as that term is defined by applicable rules and regulatory interpretations applicable to payments under a plan such as the Plan, some or all of any payments made to Service Organizations (including the Distributor itself) for services that may be covered by “service fees,” as so defined, or “marketing and service fees”, as so defined.

The payment to a Service Organization is subject to compliance by the Service Organization with the terms of a Service Agreement or Dealer Agreement between the Service Organization and the distributor (the “Agreement”).  If a shareholder of a Fund ceases to be a client of a Service Organization that has entered into an Agreement with the Distributor, but continues to hold shares of the Fund, the Distributor will be entitled to receive a similar payment in respect of the servicing provided to such investors.  For the purposes of determining the fees payable under the Plan, the average daily net asset value of a Fund’s shares shall be computed in the manner specified in the Declaration of Trust of the Funds and the current Prospectus of the Funds for the computation of the value of a Fund’s net asset value per share.

3. The Plan will become effective as of the date set forth below, upon approval by a majority of the Board of Trustees, including a majority of the Trustees who are not “interested persons” (as defined in the Act) of the Funds and have no direct or indirect financial interest in the operation of the Plan or in any agreements entered into in connection with the Plan (the “Plan Trustees”), pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

4. The Plan shall continue with respect to each applicable class of shares of the Funds for a period of one year from its effective date, unless earlier terminated in accordance with its terms, and thereafter shall continue automatically with respect to each applicable class of shares of the Funds for successive annual periods, provided such continuance is approved by a majority of the Board of Trustees, including a majority of the Plan Trustees pursuant to a vote cast in person at a meeting called for the purpose of voting on the continuance of the Plan.

5. The Plan may be amended at any time by the Board of Trustees provided that: (a) any amendment to increase materially the costs which a class may bear for distribution pursuant to the Plan shall be effective only upon approval by a vote of a majority of the outstanding voting securities of that class and (b) any material amendments of the terms of the Plan shall become effective only upon approval as provided in paragraph 3 hereof.

6. The Plan is terminable without penalty at any time by: (a) vote of a majority of the Plan Trustees, or (b) vote of a majority of the outstanding voting securities of the Funds.

7. Any person authorized to direct the disposition of monies paid or payable by a Fund pursuant to the Plan or any agreement entered into in connection with the Plan shall provide to the Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

8. While the Plan is in effect, the selection and nomination of Trustees who are not “interested persons” (as defined in the Act) of the Funds shall be committed to the discretion of the Trustees who are not “interested persons”.

9. The Funds shall preserve copies of the Plan, any agreement in connection with the Plan, and any report made pursuant to paragraph 7 hereof, for a period of not less than six years from the date of the Plan or such agreement or report, the first two years in an easily accessible place.

Effective as of August 1, 2011.

16392610.2.BUSINESS